Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

Among

HEALTHEXTRAS, INC.,

HCEM CORP.

and

MANAGED CARE OF AMERICA, INC.

Dated as of December 6, 2005

i

3.16.	Environmental Matters	19
3.17.	Title to Properties; Absence of Liens and Encumbrances	20
3.18.	Intellectual Property	21
3.19.	Commissions and Fees	24
3.20.	Taxes	24
3.21.	Insurance	24
3.22.	Affiliate Transactions	25
3.23.	Managed Care Matters	26
3.24.	State Takeover Statutes	26
3.25.	Board Approval; Vote Required	26
3.26.	Opinions of Financial Advisors	27
3.27.	Brokers	27
3.28.	Obligations of the Company Regarding Former Subsidiaries	27
3.29.	Stock Ownership and Transfer Records	27
3.30.	Limitations on Business Activities	28

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.01.	Organization and Qualification; Subsidiaries	28
4.02.	Authority Relative to This Agreement	28
4.03.	No Conflict; Required Filings and Consents	29
4.04.	Financing	29
4.05.	Undisclosed Liabilities	29
4.06.	Absence of Certain Changes or Events	29
4.07.	Limitations on Business Activities	30

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

5.01.	Conduct of Business by the Company Pending the Merger	30
5.02.	Notification of Certain Matters	32

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01.	Information Statement	33
6.02.	Company Stockholders’ Meeting	33
6.03.	Access to Information; Confidentiality	34
6.04.	No Solicitation of Transactions	34
6.05.	Directors’ and Officers’ Insurance	36
6.06.	Further Action; Consents; Filings	36

6.07.	Public Announcements	37
6.08.	Certain Employee Benefits Matters	37
6.09.	Former Subsidiaries Distribution	38
6.10.	Intentionally Omitted	39
6.11.	Conduct of Business Subsequent to the Merger	39
6.12.	Shareholder Representatives	39
6.13.	Transition Services Agreement	40
6.14.	Termination of the ESOP	40
6.15.	Tax Matters	41
6.16.	Cooperation After Closing	41
6.17.	Termination of Profit Sharing Plan	42
6.18.	401(K) Plan	42

ARTICLE VII

CONDITIONS TO THE MERGER

7.01.	Conditions to the Obligations of Each Party	43
7.02.	Conditions to the Obligations of Parent and Merger Sub	43
7.03.	Conditions to the Obligations of the Company	44

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01.	Termination	45
8.02.	Effect of Termination	46
8.03.	Amendment	46
8.04.	Waiver	46
8.05.	Expenses	47
8.06.	Fees	47

ARTICLE IX

SURVIVAL

9.01.	Survival of Representation and Warranties	48

ARTICLE X

GENERAL PROVISIONS

10.01.	Notices	49
10.02.	Assignment; Binding Effect; Benefit	50
10.03.	Certain Definitions	50
10.04.	Severability	51
10.05.	Remedies	51
10.06.	Governing Law; Forum	51
10.07.	Headings	52
10.08.	Counterparts	52
10.09.	Entire Agreement	52
10.10.	Waiver of Jury Trial	52

Exhibits and Attachment

Exhibit A	Certificate of Merger

Exhibit B	Articles of Merger

Exhibit C	Determination of Contingent Additional Consideration

Exhibit D	Transitional Services Agreement

Attachment I	Pro Forma Balance Sheet

v

Glossary of Defined Terms

Defined Term	Location of Definition
Acquisition Proposal	§ 6.04(c)
Action	§ 3.10
Adjustment Amount	§ 2.02
affiliate	§ 10.03(a)
Agreement	Preamble
Articles of Merger	§ 1.03
BCL	Recitals
business day	§ 10.03(b)
Cash Merger consideration	§ 2.01
Certificate of Merger	§ 1.03
Certificates	§ 2.06(b)
Closing	§ 1.02
Closing Date	§ 1.02
Closing Net Working Capital	§ 2.02(b)
Code	§ 2.06(f)
Company	Preamble
Company Benefit Plans	§ 3.11(a)
Company Board Approval	§ 3.25
Company Common Stock	Recitals
Company Disclosure Schedule	§ 3.01(b)
Company Licensed Intellectual Property	§ 3.18(h)
Company Material Contracts	§ 3.14(a)
Company Owned Intellectual Property	§ 3.18(h)
Company Permits	§ 3.06(a)
Company Preferred Stock	§ 3.03
Company Software	§ 3.18(h)
Company Stockholders’ Approval	§ 3.04
Company Stockholders’ Distribution Approval	§ 3.04
Company Stockholders’ Merger Approval	§ 3.04
Company Stockholders’ Meeting	§ 3.25
Company Subsidiary	§ 3.01(a)
Confidentiality Agreement	§ 6.03(b)
Contingent Additional Consideration	§ 2.03
control	§ 10.03(c)
Determination Contingent Additional Consideration	§ 2.03
DGCL	Recitals
Dissenting Shares	§ 2.04
$ or dollar	§ 10.03(h)
Effective Time	§ 1.03
Environmental Law	§ 3.16

Environmental Permits	§ 3.16
ERISA	§ 3.11(a)
ESOP	§ 2.02(b)
ESOP Loan	§ 6.14
Exchange Act	§ 3.07(b)
Expenses	§ 8.05(a)
Fee	§ 8.06(a)
Former Subsidiaries	§ 3.01(a)
Former Subsidiaries Distribution	§ 6.09(a)
Former Subsidiaries Holding Company	§ 6.09(a)
GAAP	§ 3.07(b)
Governmental Entity	§ 3.05(b)
Government Regulatory Agreement	§ 3.05(c)
Hazardous Substances	§ 3.16
HSR Act	§ 3.05(b)
Information Statement	§ 6.01(a)
Insurance Regulatory Authorities	§ 3.05(b)
Intellectual Property	§ 3.18(h)
IRS	§ 3.11(a)
knowledge	§ 10.03(d)
Law	§ 3.05(a)
Licenses	§ 3.18(h)
Liens	§ 3.17(b)
Material Adverse Effect	§ 10.03(e)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Multiemployer Plan	§ 3.11(b)
Multiple Employer Plan	§ 3.11(b)
NASDAQ	§ 3.05(b)
Order	§ 7.01(b)
Parent	Preamble
Paying Agent	§ 2.06(a)
person	§ 10.03(f)
Pro Forma Balance Sheet	§ 2.02(a)
Representatives	§ 6.03(a)
Required Consents	§ 3.05(b)
Shareholder Representatives	§ 6.12
Software	§ 3.18(h)
subsidiary or subsidiaries	§ 10.03(g)
Superior Proposal	§ 6.04(c)
Surviving Corporation	§ 1.01
Taxes	§ 3.20
Third Party Provisions	§ 10.02
Transitional Services Agreement	§ 3.28
Voting Agreement	Recitals
WARN Act	§ 3.12(b)

AGREEMENT AND PLAN OF MERGER dated as of December 6, 2005 (this “Agreement”) among HEALTHEXTRAS, INC., a Delaware corporation (“Parent”), HCEM CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MANAGED CARE OF AMERICA, INC., a Pennsylvania corporation (the “Company”).

WITNESSETH

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware, as amended and supplemented from time to time (the “DGCL”) and the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, as amended and supplemented from time to time (the “BCL”) and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock owned by Parent, Merger Sub or the Company, and other than “Dissenting Shares” (as defined in Section 2.04 below), will be converted into the right to receive the “Cash Merger Consideration” (as defined in Section 2.01), which in the aggregate represents $28,000,000 for all outstanding shares of Company Common Stock, the “Adjustment Amount” (as defined in Section 2.02) and the “Contingent Additional Consideration” (as defined in Section 2.03), as provided for herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”) pursuant to which such stockholders agree to vote to approve the Merger and the “Former Subsidiaries Distribution” (as identified in Section 6.09(a) of this Agreement) and adopt this Agreement, and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Voting Agreement, including the condition that the stockholders of the Company have approved for purposes of Section 280G of the Code certain payments being made to officers of the Company;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the BCL, the Merger Sub shall be merged with and into the Company, as it shall exist subsequent to the Former Subsidiaries Distribution, at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Washington, D.C. time) at the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, NW, Washington, D.C. on a date to be specified by the parties hereto (the “Closing Date”), which shall be no later than the tenth business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to by the parties hereto.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file with the Secretary of State of the State of Delaware a certificate of merger substantially in the form attached as Exhibit A hereto (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, (ii) file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania substantially in the form attached as Exhibit B hereto (the “Articles of Merger”) executed in accordance with the relevant provisions of the BCL, and (iii) make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as both a properly executed and certified copy of the Articles of Merger is duly filed with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the BCL and a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later date or time as is agreed upon by the parties and specified in the Articles of Merger and Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the DGCL and BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05. Articles of Incorporation and By-Laws of the Surviving Corporation. (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as set forth in the Articles of Merger, until thereafter amended, as provided by law and such Articles of Incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

SECTION 1.06. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 2.01. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Subject to Section 2.02 and Section 2.04, each issued and outstanding share of Company Common Stock (other than shares to be canceled pursuant to Section 2.01(b)) shall be automatically converted into the right to receive $5.2424 in cash without interest thereon (based on the assumption that there will be 5,341,063.57 shares of Company Common Stock issued and outstanding), as adjusted by the Adjustment Amount governed by Section 2.02 (the “Cash Merger Consideration”) and the Contingent Additional Consideration, as defined in Section 2.03. The Cash Merger Consideration and the Contingent Additional Consideration collectively are referred to as the “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or held in the treasury of the Company or any subsidiary of the Company shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.02. Adjustment Amount.

(a) Adjustment Amount. The Adjustment Amount (which may be a positive or a negative number) will be that amount equal to the “Closing Net Working Capital,” as defined below, divided by the number of issued and outstanding shares of Company Common Stock as of the Effective Time which are entitled to Merger Consideration. The Cash Merger Consideration will be reduced by the amount of any negative adjustment amount and increased by any positive adjustment amount.

(b) Closing Net Working Capital. The “Closing Net Working Capital” will be determined based on the pro forma balance sheet (the “Pro Forma Balance Sheet”) of the Company as provided by Section 2.02(c) and prepared in accordance with GAAP, using the format attached as Attachment I, as follows:

(i) The amount of the following current assets: cash and cash equivalents, fees and commissions receivable, and prepaid and other assets;

minus

(ii) Total liabilities.

For purposes of this calculation, current assets includable in (i) above will be deemed to include the amount of the Employee Stock Ownership Plan (“ESOP”) Loan, as identified in Section 6.14, to be repaid to the Company unless such ESOP Loan has been repaid; and appropriate adjustments will be made for doubtful receivables including rebates receivable; and total liabilities in (ii) above will include only indebtedness for borrowed money, accounts payable and any accrued tax liability as a result of the disposition of “Former Subsidiaries”, as defined in Section 3.01, pursuant to the Former Subsidiaries Distribution.

(c) Pro Forma Balance Sheet. The Pro Forma Balance Sheet, prepared in accordance with GAAP, using the format attached as Attachment I, shall show, as of a date within five business days prior to the Closing Date and as adjusted to reflect any transactions and events to occur prior to the Effective Time (including adjustments to reflect the Former Subsidiaries Distribution and related transactions), a balance sheet of the Company (consolidated with EBRx) prepared in accordance with GAAP and applying the same accounting principles, policies and practices that were used in preparing the balance sheet of the Company as of May 31, 2005 included in the financial statements included in Section 3.07(a) of the Company Disclosure Schedule. The Company shall deliver the Pro Forma Balance Sheet to the Parent at least two business days prior to the Closing Date.

SECTION 2.03. Contingent Additional Consideration. The Parent (or the Surviving Corporation) will pay to the person to whom Merger Consideration is to be paid in accordance with section 2.06 the “Contingent Additional Consideration” as determined from and in accordance with the provisions of the “Determination of Contingent Additional Consideration” attached as Exhibit C hereto.

SECTION 2.04. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has not voted in favor of the Merger and who has properly exercised and otherwise perfected dissenters rights pursuant to the BCL and does not withdraw or lose the right to appraisal and payment made under the BCL (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive any portion of the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to the BCL; provided, however, that if such stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the BCL, each share of Company Common Stock held by such stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.06, of the certificate or certificates that formerly evidenced such shares. The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.05. Anti-Dilution Provisions. Subject to the terms and conditions of this Agreement, in the event the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, redenomination of share capital or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, reclassification, redenomination of share capital or other similar transaction. The parties acknowledge that the issuance of 460,000 additional shares of Company Common Stock prior to the Closing of the Merger to certain members of the Company’s management team shall not trigger such an adjustment.

SECTION 2.06. Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the Cash Merger Consideration to which such holders shall become entitled pursuant to Section 2.01(a). On or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock for payment in accordance with this Article II through the Paying Agent, cash required to pay the aggregate Cash Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent.

(b) Promptly after the Effective Time, but in any event no later than five business days after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent), which shall be in customary form and shall have such other conditions as Parent may reasonably specify and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore the Cash Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Cash Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer, accompanied by all documents required to effect such transfer and the ownership of such shares by such transferor and evidence that all transfer and other taxes required by reason of the payment of the Cash Merger Consideration to a person other than the registered holder of the Certificate surrendered have been paid, or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

(c) Rights to any Contingent Additional Consideration. The persons (including the ESOP) to whom the Cash Merger Consideration is paid shall be entitled to any Contingent Additional Consideration as provided in this Agreement. The Cash Merger Consideration paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof and the rights provided herein to any Contingent Additional Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d) Return of Funds. At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) only as general creditors thereof with respect to any Cash Merger Consideration that may be payable upon due surrender of the Certificates held by them.

(e) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock in respect of any Merger Consideration that is delivered to a public official pursuant to any abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to six months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such Merger Consideration, to the extent permitted by applicable Law, will become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding were made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, without any interest thereon.

SECTION 2.07. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided in this Agreement or by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of the Company, EBRx, Inc., a Pennsylvania corporation (the “Company Subsidiary” or “EBRx”), and each other subsidiary of the Company (the “Former Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.03(e)) or prevent or materially delay the consummation of transactions contemplated by this Agreement. Each of the Company, the Company Subsidiary and the Former Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Section 3.01(b) of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) sets forth a true and complete list of all subsidiaries of the Company, including the Former Subsidiaries. Except as set forth in Section 3.01 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary directly or indirectly owns, or has outstanding obligations to acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02. Articles of Incorporation and By-Laws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-Laws of the Company and the Company Subsidiary and equivalent organizational documents of each of the Former Subsidiaries, each as amended to date. Such Articles of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. None of the Company, the Company Subsidiary or any Former Subsidiary is in violation of any of the provisions of its Articles of Incorporation, By-Laws or equivalent organizational documents. True and complete copies of all minute books of the Company, the Company Subsidiary and the Former Subsidiaries have been made available by the Company to Parent.

SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of ten million (10,000,000) shares of Company Common Stock and one million (1,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 6, 2005, (i) 4,881,063.57 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 460,000 shares of Company Common Stock have been authorized for issuance to certain members of the Company’s management team prior to Closing, (iii) no shares of Company Common Stock are held by the Company Subsidiary or Former Subsidiaries, (iv) the Company has issued no options, warrants or other rights to acquire Company Common Stock and no shares of Company Common Stock are reserved for future issuance pursuant to outstanding options, warrants or other rights to acquire Company Common Stock. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as contained in the Voting Agreement or as set forth in Section 3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations, securities, warrants or undertakings of any kind of the Company or the Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other equity interests in, the Company Subsidiary. Except as set forth in Section 3.03 of the Company Disclosure Schedule, each outstanding share of capital stock of, or other equity interest in, the Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or the Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in Section 3.03 of the Company Disclosure Statement, there are no outstanding contractual obligations of the Company or the Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company Subsidiary or any Former Subsidiary or any other person.

SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, including the Former Subsidiaries Distribution. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Former Subsidiaries Distribution, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholders’ Merger Approval”) and the filing of the Articles of Merger as required by the BCL and the Certificate of Merger as required by the DGCL, and, with respect to the Former Subsidiaries Distribution, the approval of such Former Subsidiaries Distribution by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholders’ Distribution Approval,” and together with the Company Stockholders’ Merger Approval, the “Company Stockholders’ Approval”). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of the Company or the Company Subsidiary or any equivalent organizational documents of any Former Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.05(b) have been obtained and all filings and notifications described in Section 3.05(b) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, injunction, writ, stipulation, award, judgment or decree (“Law”) applicable to the Company or the Company Subsidiary or any Former Subsidiary or by which any property or asset of the Company or the Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or the Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit (as defined in Section 3.06(a)) or other instrument or obligation, except, with respect to clauses (ii) and (iii) of this Section 3.05(a), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any foreign or domestic governmental, administrative, judicial or regulatory authority (a “Governmental Entity”), except (i) pursuant to the applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements

Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (B) the statutes and regulations enforced by the Pennsylvania Insurance Department and the Cayman Islands Monetary Authority (collectively, the “Insurance Regulatory Authorities”), (C) the rules and regulations of the NASDAQ National Market System (“NASDAQ”) and (D) the filing and recordation of the Certificate of Merger as required by the DGCL and the Articles of Merger as required by the BCL (collectively, the “Required Consents”) and (ii) when the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, none of the Company, the Company Subsidiary or any of the Former Subsidiaries has received any written notification or communication from any Insurance Regulatory Authority or other Governmental Entity (i) asserting that the Company, the Company Subsidiary or any of the Former Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Government Agency enforces, which noncompliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) threatening to revoke any license, franchise, Company Permit or governmental authorization the loss of which would, individually or in the aggregate, have a Material Adverse Effect or (iii) requiring or threatening to require the Company, the Company Subsidiary or any of the Former Subsidiaries, or indicating that the Company, the Company Subsidiary or any of the Former Subsidiaries may be required, to adopt a board resolution, to enter into a cease and desist order, agreement or memorandum of understanding, or to enter into any other agreement or arrangement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company, the Company Subsidiary or any of the Former Subsidiaries, or requiring the Company, the Company Subsidiary or any Former Subsidiary to take or refrain from taking any action, including, without limitation, any restriction on or prior notification relating to the payment of dividends (any such notice, communication, board resolution, memorandum, agreement or order described in this clause (iii) of Section 3.05(c) being referred to as a “Government Regulatory Agreement”), which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, none of the Company, the Company Subsidiary or any of the Former Subsidiaries has consented to or entered into any Government Regulatory Agreement.

SECTION 3.06. Permits; Compliance With Law. (a) Each of the Company and the Company Subsidiary is in possession of all, and each of the Former Subsidiaries is in possession of all material, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company, the Company Subsidiary and each of the Former Subsidiaries to own, lease and operate its properties and to carry on its business as it is now being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect.

(b) Except as disclosed in Section 3.06(b) of the Company Disclosure Schedule, none of the Company, the Company Subsidiary or any Former Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company, the Company Subsidiary or any Former Subsidiary or by which any property or asset of the Company, the Company Subsidiary or any Former Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company, the Company Subsidiary, or any Former Subsidiary is a party or by which the Company, the Company Subsidiary or any Former Subsidiary, or any property or asset of the Company, the Company Subsidiary or any Former Subsidiary, is bound or affected or (iii) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.07. Financial Statements. (a) The Company has previously furnished to the Parent audited consolidated financial statements as of May 31, 2004 and 2003, and for each of the years in the two-year period ended May 21, 2004 and consolidation schedules for the financial statements as of and for the year ended May 31, 2004. Attached to Company Disclosure Schedule 3.07(a) are unaudited consolidated financial statements as of and for the year ended May 31, 2005, together with the consolidation schedules for such financial statements.

(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) referenced in Section 3.07(a) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and each presented or will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected to be material, individually or in the aggregate). The books and records of the Company, the Company Subsidiary and the Former Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements.

SECTION 3.08. Undisclosed Liabilities. Except as and to the extent specifically set forth in the Company Financial Statements as of May 31, 2005 or in Section 3.08 of the Company Disclosure Schedule, to the Company’s knowledge, neither the Company nor the Company Subsidiary has any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities or obligations incurred since May 31, 2005 in the ordinary course of business of the Company Subsidiary consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.09. Absence of Certain Changes or Events. Since May 31, 2005 through the date hereof, except as and to the extent set forth in Section 3.09 of the Company Disclosure Schedule, each of the Company, the Company Subsidiary and the Former Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, occurrence, change or effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) any action taken by the Company, the Company Subsidiary or any Former Subsidiary during the period from May 31, 2005 through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of any of clauses (a) through (p) of Section 5.01.

SECTION 3.10. Absence of Litigation. Except as specifically disclosed in Section 3.10 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiary or any Former Subsidiary, or against any property or asset of the Company, the Company Subsidiary or any Former Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign. Neither the Company, the Company Subsidiary nor any Former Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Employee Benefit Matters. (a) Plans and Material Documents. Section 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or the Company Subsidiary is a party, with respect to which the Company or the Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or the Company Subsidiary, (ii) each employee benefit plan for which the Company or the Company Subsidiary could incur liability under section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or the Company Subsidiary could incur liability under section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the Company or the Company Subsidiary or any of their affiliates and any employee of the Company or the Company Subsidiary relating to a sale of the Company, the Company Subsidiary or any Former Subsidiary (collectively, the “Company Benefit Plans”). Each Company Benefit Plan is in writing and the Company has furnished the Parent with a true and complete copy of each Company Benefit Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan, including, without limitation, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Company Benefit Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or the Company Subsidiary is a party, with respect to which the Company or the Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or the Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company, the Company Subsidiary or any Former Subsidiary. Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any other contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or as required by this Agreement.

(b) Absence of Certain Types of Plans. None of the Company Benefit Plans is a multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of section 4001(a)(15) of ERISA) for which the Company or the Company Subsidiary could incur liability under section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, none of the Company Benefit Plans provides for or promises to any current or former employee, consultant, officer or director of the Company or the Company Subsidiary retiree medical, disability or life insurance benefits.

(c) Compliance. Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, to the knowledge of the Company each Company Benefit Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable laws and regulations and rules promulgated thereunder, including, without limitation, ERISA and the Code. The Company, the Company Subsidiary and each of the Former Subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party with respect to, any Company Benefit Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding.

(d) Qualification of Certain Plans. Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, each Company Benefit Plan that is intended to be qualified under section 401(a) or 401(k) of the Code has timely received a favorable determination letter from the IRS, covering all of the provisions applicable to the Company Benefit Plan for which determination letters are currently available, stating that the Company Benefit Plan is so qualified and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under section 501(a) of the Code has received a determination letter from the IRS, stating that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

(e) Absence of Certain Liabilities. Neither the Company nor the Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

(f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes, no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

(g) Severance Payments. Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, no amounts payable under the Company Benefit Plans solely as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company, the Company Subsidiary or any Former Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee, officer or director, (iii) constitute a “change of control” under any Company Benefit Plan or (iv) accelerate the vesting or the exercisability of any stock option.

SECTION 3.12. Labor Matters. (a) Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiary, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or the Company Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened between the Company or the Company Subsidiary and any of their employees, and neither the Company nor the Company Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) neither the Company nor the Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or the Company Subsidiary under any such agreement or contract that could have a Material Adverse Effect; (iv) there are no unfair labor practice complaints pending against the Company or the Company Subsidiary before the National Labor Relations Board or any other Governmental Entity nor any current union representation questions involving employees of the Company or the Company Subsidiary that could have a Material Adverse Effect; (v) the Company and the Company Subsidiary are currently in compliance in all material respects with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity, have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or the Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company and the Company Subsidiary have paid in full to all employees, or adequately accrued for in accordance with GAAP consistently applied, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or the Company Subsidiary; (viii) neither the Company nor the Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or the Company Subsidiary; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or the Company Subsidiary has employed or currently employs any person.

(b) Since the Company’s inception, neither the Company nor any Company subsidiary has effected (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”) affecting any site of employment or facility or one or more operating units within any site of employment or facility of the Company or any Company subsidiary or (ii) a mass layoff as defined in the WARN Act affecting any site of employment or facility of the Company or any Company subsidiary. Neither the Company nor any Company subsidiary is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

SECTION 3.13. Employees of the Company. Section 3.13 of the Company Disclosure Schedule lists the name, the place of employment, the current annual salary rates (including descriptions of any raises in the preceding twelve months), total Form W-2 compensation for 2004, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in the year ended December 31, 2004 and the current calendar year; the date of employment and a description of the position of each current salaried employee and officer of the Company and the Company Subsidiary.

SECTION 3.14. Company Material Contracts. (a) Sections 3.14(a)(i) through (x) of the Company Disclosure Schedule set forth a list of the following types of contracts, agreements (including all amendments thereto), commitments, other instruments and arrangements and understandings, whether or not in writing, including ongoing business relationships with other parties pursuant to which services or goods are provided or received by the Company or the Company Subsidiary, to which the Company or the Company Subsidiary is a party (identifying separately for the Company and the Company Subsidiary and including any such contract, agreement, commitment and other instrument to which any Former Subsidiary is a party as regards to which the Company or the Company Subsidiary could be obligated or could be subjected to any liability as a result of) (such contracts, agreements, commitments and other instruments as are required to be set forth in Sections 3.14(a)(i) through (x) of the Company Disclosure Schedule, together with all contracts, agreements, commitments and other instruments required to be set forth in Sections 3.11, 3.17 and 3.18 of the Company Disclosure Schedule, being the “Company Material Contracts”):

(i) each contract, agreement, commitment or other instrument, including, without limitation, each customer and supplier contract, including all such contracts with affiliated parties, which (A) is likely to involve consideration of more than $100,000, in the aggregate, during the fiscal years ending May 31, 2006 and May 31, 2007 or (B) is likely to involve consideration of more than $250,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or the Company Subsidiary without penalty or further payment and without more than 60 days’ notice;

(ii) all contracts, agreements, commitments and instruments relating to indebtedness for borrowed money;

(iii) all contracts, agreements, commitments and instruments expected to involve aggregate payments of more than $100,000;

(iv) all contracts, agreements, commitments and instruments that obligate the Company or the Company Subsidiary to make any payments or increased payments or issue or pay anything of value, or accelerate any obligations or the vesting of any obligations under, or that may terminate as a result of any change in control, except as listed on Company Disclosure Schedule Section 3.11(g); and all contracts, agreements, commitments and instruments that obligate the Company or the Company Subsidiary to make any payments or issue or pay in excess of $25,000 to any employee, broker or consultant or make any payments or issue or pay anything of value to any affiliate, director or officer;

(v) all contracts, agreements, commitments and instruments relating to any obligation to engage in a merger, consolidation, business combination, share exchange or business acquisition, or for the purchase or sale of any assets of the Company or the Company Subsidiary other than in the ordinary course of business consistent with past practice;

(vi) all contracts, agreements, commitments and instruments that (A) provide for the Company or the Company Subsidiary to be the exclusive provider of any product or service to any person in any geographic area or during any period of time; (B) limit or purport to limit the ability of the Company or the Company Subsidiary to compete in any line of business or with any person in any geographic area or during any period of time; or (C) would, after the Effective Time, limit or otherwise restrict Parent or any subsidiary or affiliate of Parent from engaging or competing in any line of business or in any geographical area;

(vii) all contracts, agreements, commitments and instruments that include any indemnification, contribution or support obligations in an amount which would reasonably be expected to exceed $100,000, or which in the aggregate would reasonably be expected to exceed $250,000;

(viii) all contracts, agreements, commitments and instruments that obligate capital expenditures involving total payments of more than $15,000;

(ix) all contracts, agreements, commitments and instruments that obligate the Company or the Company Subsidiary to issue or sell any capital stock; and

(x) all contracts and agreements with any Governmental Entity to which the Company or the Company Subsidiary is a party.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding agreement in full force and effect, and none of the Company Material Contracts is in default by its terms or has been canceled by the other party and no event has occurred that with notice or lapse of time or both would constitute a default; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Company Material Contract; (iii) neither the Company nor the Company Subsidiary is in receipt of any claim of default under any such Company Material Contract, (iv) the Company has not, and to the Company’s knowledge no other party has, repudiated any material provision of a Company Material Contract; (v) none of this Agreement or the transactions contemplated by this Agreement creates in any party to a Company Material Contract the right to revise the terms of, to terminate, to accelerate any obligation of the Company or to otherwise declare that such Company Material Contract has been breached; (vi) to the Company’s knowledge no party to a Company Material Contract has expressed an intent to terminate or not renew such contract or amend the terms thereof, other than modifications in the ordinary course of business that are not reasonably anticipated to have a material adverse effect on the value of such contract to the Company; (vii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of any Company Material Contract; and (viii) the Company has not waived any rights under any Company Material Contract. The Company has furnished or made available to Parent true and complete copies, or, if not in writing, a complete explanation in writing, of all Company Material Contracts, including any amendments thereto.

SECTION 3.15. Customers. Section 3.15 of the Company Disclosure Schedule contains a list of the top 10 customers and clients of the Company (not including customers and clients of the Former Subsidiaries) or the Company Subsidiary sorted by 2005 fiscal year net revenue (not including as revenue patient copays), for the fiscal year ended May 31, 2005, together with the amounts of revenue from each such customer or client for such year. Except as described in Section 3.15 of the Company Disclosure Schedule, the Company is not aware of any facts indicating that any of these customers or clients intend to cease doing business with the Company Subsidiary or that the Company Subsidiary will incur a material reduction in the amount of the aggregate revenues derived from, or its net profits attributable to, business from its top 10 customers or clients doing business with the Company Subsidiary.

SECTION 3.16. Environmental Matters. Except as described in Section 3.16 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) to the knowledge of the Company, the Company, the Company Subsidiary and the Former Subsidiaries have not violated and are not in violation of any Environmental Law (as defined below); (ii) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company, the Company Subsidiary and the Former Subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined below); (iii) to the knowledge of the Company, the Company and the Company Subsidiary are not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (iv) to the knowledge of the Company, the Company and the Company Subsidiary are not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens); (v) the Company, the Subsidiary and the Former Subsidiaries have all permits, licenses and other authorizations required under any

Environmental Law (“Environmental Permits”); (vi) the Company, the Company Subsidiary and the Former Subsidiaries are in compliance with their Environmental Permits; and (vii) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

“Environmental Law” means any federal, state, local or foreign law (i) relating to releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) relating to the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

SECTION 3.17. Title to Properties; Absence of Liens and Encumbrances. (a) Section 3.17(a)(i) of the Company Disclosure Schedule lists the real property interests owned by the Company and the Company Subsidiary. Section 3.17(a)(ii) of the Company Disclosure Schedule lists all real property leases to which the Company or the Company Subsidiary is a party, and each amendment thereto, that provide for annual payments in excess of $12,000. Other than the owned real property identified in Section 3.17(a)(i) of the Company Disclosure Schedule and leaseholds created under the real property leases identified in Section 3.17(a) of the Company Disclosure Schedule, the Company and the Company Subsidiary have no ownership or leasehold interest in any real property.

(b) Each of the Company and the Company Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort (“Liens”), except for Liens imposed by Law in respect of obligations not yet due, which are owed in respect of taxes or which otherwise are owed to carriers, warehousepersons or laborers, except as reflected in the financial statements furnished pursuant to Section 3.07(a) and except for such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present or contemplated use, of the property subject thereto or affected thereby.

SECTION 3.18. Intellectual Property. (a) Section 3.18 of the Company Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications and domain names included in the Company Owned Intellectual Property, (ii) Company Software, (iii) Licenses, other than licenses of commercial off-the-shelf, shrink-wrap or click-wrap computer software, and (iv) other material Intellectual Property included in the Company Owned Intellectual Property. Except as set forth in Section 3.18 of the Company Disclosure Schedule, the Company, the Company Subsidiary and the Former Subsidiaries have not granted any license or other rights to any third party with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(b) The Company Owned Intellectual Property and the Company Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company and the Company Subsidiary, and there are no other items of Intellectual Property that are material to the conduct of such business. The Company and the Company Subsidiary are entitled to use the Company Owned Intellectual Property and the Company Licensed Intellectual Property without limitation, subject only to the terms of the Licenses.

(c) The Company or the Company Subsidiary is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of the Company Owned Intellectual Property.

(d) The Company Owned Intellectual Property and the Company Licensed Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(e) The operation of the business of the Company and the Company Subsidiary as currently conducted or as contemplated to be conducted by the Company and the Company Subsidiary, including services provided by, processes used by, or products manufactured, created, developed or sold by the Company and the Company Subsidiary, the use of the Company Owned Intellectual Property and Company Licensed Intellectual Property in connection therewith and the Company and the Company Subsidiary’s transmission, use, linking and other practices related to its web sites, the content thereof and data do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party or Law; and no Actions have been asserted, are pending or have been threatened against the Company, the Company Subsidiary or the Former Subsidiaries (i) alleging any of the foregoing, (ii) based upon, challenging, seeking to deny or restrict the use by the Company or the Company Subsidiary of any of the Company Owned Intellectual Property or the Company Licensed

Intellectual Property, or (iii) alleging that the Licenses are in conflict with the terms of any license or other agreement. No third party is engaging in any activity that infringes, misappropriates or otherwise violates the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(f) The Company and the Company Subsidiary have delivered or made available to Parent true and complete copies of all the agreements included in the Licenses, other than licenses of commercial off-the-shelf, shrink-wrap or click-wrap computer software. With respect to each such agreement:

(i) such agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties with respect to the subject matter of such agreement, and no party to such agreement has made any oral promises or agreements amending, modifying or supplementing such agreements;

(ii) such agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such agreement or otherwise give the other party to such agreement a right to terminate, materially modify or accelerate such agreement;

(iii) neither the Company nor the Company Subsidiary has (A) received any notice of termination or cancellation under such agreement, (B) received any notice of breach or default under such agreement, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such agreement that would constitute a breach of such agreement; and

(iv) neither the Company nor the Company Subsidiary, or, to the Company or the Company Subsidiary’s knowledge, after due inquiry, any other party to such agreement, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such agreement.

(g) To the knowledge of the Company and the Company Subsidiary, the Company Software is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have a materially adverse impact on the operation of other software programs or operating systems. The Company and the Company Subsidiary have the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of the Company and the Company Subsidiary, or that is required to operate or modify the Company Software.

(h) The Company, the Company Subsidiary and the Former Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their trade secrets and other confidential Intellectual Property. To the knowledge of the Company and the Company Subsidiary (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property of the Company and the Company Subsidiary by any person, and (ii) no employee, independent contractor or agent of the Company or the Company Subsidiary has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company or the Company Subsidiary is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights and copyrightable works, including registrations and applications for registration thereof, (iv) Software, (v) confidential and proprietary information, including trade secrets, know-how, customer lists, confidential marketing and customer information, and (vi) intangible property protected by the rights of privacy, person, publicity and endorsement in any jurisdiction.

“Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company or the Company Subsidiary by a third party pursuant to the Licenses.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or the Company Subsidiary.

“Company Software” means all Software (i) material to the operation of the business of the Company or the Company Subsidiary or (ii) manufactured, distributed, sold, licensed or marketed by the Company or the Company Subsidiary.

“Licenses” mean all agreements, whether express or implied, and all rights and obligations deriving therefrom, governing (i) licenses of Intellectual Property by the Company or the Company Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or the Company Subsidiary, and (iii) the rights between the Company or the Company Subsidiary and third parties relating to the development or use of Intellectual Property.

“Software” means computer software, programs, data, databases in any form, files, applications, including Internet web sites, including content thereof and all links and advertisements contained therein, source code, object code, operating systems, specifications, database management code, data formats, utilities, graphical user interfaces, methods of processing, software engines, platforms, encryption keys and other security features, all versions, conversions, updates, patches, corrections, enhancements and modifications thereof and all related documentation, developer notes, comments and annotations.

SECTION 3.19. Commissions and Fees. Section 3.19 of the Company Disclosure Schedule lists all of the individuals or organizations to which the Company or the Company Subsidiary has paid during its current calendar year to the date hereof (or has an obligation to pay) a commission or other fee based on claims or client volume, the basis, including a formula that determines the amount of each such obligation, and the correct amount of such commission or other fee applicable to each such listed individual or organization, whether (identifying such capacity and for whom) such individuals or organizations acted as consultants, brokers, administrators or finders for the Company or the Company Subsidiary or any of their clients or customers.

SECTION 3.20. Taxes. Except as set forth in Section 3.20 of the Company Disclosure Schedule, (i) the Company, the Company Subsidiary and the Former Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to federal and state income taxes and with respect to other taxes which could involve a tax obligation of greater than $10,000 for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company, the Company Subsidiary and the Former Subsidiaries, (ii) all federal and state income taxes and other taxes of greater than $10,000 due and owing by the Company, the Company Subsidiary and the Former Subsidiaries (whether shown or not on the tax returns) have been paid, (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against the Company, the Company Subsidiary or the Former Subsidiaries, (iv) the Company and the Company Subsidiary have provided adequate reserves in their financial statements in accordance with GAAP for any material Taxes that have not been paid, whether or not shown as being due on any returns, (v) neither the Company nor the Company Subsidiary has any income reportable for a Taxable period ending after the date on which the Effective Time occurs that is attributable to a change in accounting method made for a period ending on or prior to the date on which the Effective Time occurs, and (vi) neither the Company nor the Company Subsidiary has made an election under section 341(f) of the Code. As used in this Agreement, “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation (i) taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; and (iv) customers’ duties, tariffs and similar charges.

SECTION 3.21. Insurance. (a) Section 3.21(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company, the Company Subsidiary or any Former Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past two years, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged. All material insurable risks of the Company and the Company Subsidiary in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiary are engaged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor the Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time prior to Closing has the Company or the Company Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases in the market generally.

SECTION 3.22. Affiliate Transactions. Except as disclosed in Section 3.22 of the Company Disclosure Schedule (i) there are no contracts, commitments, agreements, arrangements or other transactions between the Company, the Company Subsidiary or a Former Subsidiary, on the one hand, and any (A) officer or director of the Company or the Company Subsidiary, (B) record or beneficial owner of 5% or more of the voting securities of the Company or (C) affiliate (as such term is defined in regulation 12b-2 under the Exchange Act) of any such officer, director or beneficial owner, on the other hand; and (ii) no officer, director or shareholder or employee of the Company, the Company Subsidiary or a Former Subsidiary, (A) owns, directly or indirectly, in whole or in part, any of the properties used in the business of the Company or the Company Subsidiary; (B) has received a loan or advance from the Company or the Company Subsidiary which is currently outstanding (except travel advances and other expense advances incurred in the ordinary course of business); (C) has any obligation to make any loan to the Company or the Company Subsidiary; or (D) has any other business relationship with the Company or the Company Subsidiary other than in his or her capacity as an officer, director or shareholder or employee. Except as disclosed in Section 3.22 of the Company Disclosure Schedule, no officer, director or shareholder of the Company or the Company Subsidiary or to Company’s knowledge no employee of the Company or the Company Subsidiary owns (except for a passive ownership interest of one percent (1%) or less of the securities of a competitor that is traded on a recognized national exchange), in whole or in part, directly or indirectly, any interest in, or controls, or is an employee, officer, director or partner of, any corporation, association, partnership, limited partnership, joint venture or other entity which is a competitor of the Company.

SECTION 3.23. Managed Care Matters. Except as described in Section 3.23 of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) none of the Company, the Company Subsidiary and the Former Subsidiaries; or their officers, directors or employees have engaged in, and to Company’s knowledge none of the persons who provide professional services under agreements with the Company, the Company Subsidiary or any of the Former Subsidiaries have engaged in, any activities which are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including, but not limited to, the following: (A) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (C) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid or other federal or state health care program that is for an item or service that is known or to be (x) not provided as claimed, or (y) false or fraudulent; (D) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or (E) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by, Medicare, Medicaid, or other federal or state health care program, or (y) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility service or item for which payment may be made in whole or in part by Medicare, Medicaid or other federal or state health care program; (ii) none of the Company or the Company Subsidiary or, to the Company’s knowledge, persons who provide professional services under agreements with the Company or the Company Subsidiary, have been excluded from the Medicare program or any state health care program under 42 U.S.C. §1320a-7, and there is no pending or, to the Company’s knowledge, threatened exclusion action against the Company, the Company Subsidiary or, to the Company’s knowledge, against any such professional persons, and (iii) the Company, the Company Subsidiary and the Former Subsidiaries are in compliance with all applicable (A) state utilization review laws and (B) state medical privacy laws.

SECTION 3.24. State Takeover Statutes. No state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute (other than the BCL) is applicable to the Merger or the other transactions contemplated by this Agreement. Subchapters D, E, F, G, H, I and J of Chapter 25 of the BCL do not apply to this Agreement or the transactions contemplated hereby.

SECTION 3.25. Board Approval; Vote Required. Subject to receipt of satisfactory Fairness Opinions, which have been received, the Board of Directors of the

Company, by resolutions duly adopted by vote at a meeting duly called and held and not subsequently rescinded or modified in any way on or prior to the date hereof (the “Company Board Approval”), has duly (i) determined that this Agreement and the Merger and the Former Subsidiaries Distribution are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger, and determined that the execution, delivery and performance of this Agreement is advisable and (iii) recommended that the stockholders of the Company approve the Merger and adopt this Agreement and approve the Former Subsidiaries Distribution, and directed that this Agreement and the transactions contemplated hereby, including the Former Subsidiaries Distribution, be submitted for consideration by the Company’s stockholders at a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”).

SECTION 3.26. Opinions of Financial Advisors. The Company has received the written opinion of Jackson Advisors, Inc. dated subsequent to November 1, 2005 to the effect that the Merger Consideration and the Former Subsidiaries Distribution are each fair to the Company’s stockholders from a financial point of view, a copy of which opinion has been delivered to Parent and to Charles M. Davidson and Phyllis Shehab as the ESOP trustees (the “ESOP Trustees”). In addition, the Company has received the written opinion of Jackson Advisors, Inc. to the effect that the value of the Former Subsidiaries Distribution to the Company’s stockholders is between $800,000 and $1,200,000 (inclusive), and a copy of such opinion shall have been delivered to Parent. The opinions referred to in this Section 3.26 are hereinafter referred to collectively as the “Fairness Opinions.”

SECTION 3.27. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.28. Obligations of the Company Regarding Former Subsidiaries. Section 3.28 of the Company Disclosure Schedule lists all contracts, agreements, commitments, guarantees or other obligations, whether or not in writing, between the Company or the Company Subsidiary on the one hand and each Former Subsidiary, on the other hand (including all amendments thereto), including without limitation all contracts, agreements, commitments or other instruments relating to indebtedness for borrowed money, and any indemnification, contribution, guarantee or other support obligations, but not including arrangements covered by the “Transitional Services Agreement” attached hereto as Exhibit D. The Company has furnished or made available to Parent true and complete copies, or, if not in writing, a complete explanation in writing, of all of the arrangements listed on Section 3.28 of the Company Disclosure Schedule, including any amendments thereto.

SECTION 3.29. Stock Ownership and Transfer Records. Section 3.29 of the Company Disclosure Schedule furnishes the Stock Ownership and Transfer Records of the Company as of the date hereof, which are complete and accurate in all respects. At the Closing, the Company will furnish to Parent a revised Section 3.29 Company Disclosure Schedule with the Stock Ownership and Transfer Records as of the Closing Date.

SECTION 3.30. Limitation on Business Activities. Except as set forth in Company Disclosure Schedule Section 3.30, neither the Company nor EBRx, Inc. (“EBRx”) is subject to any contract or other obligation that, subsequent to the Merger, would prevent or restrict the Parent or any of its affiliates other than the Company or EBRx from engaging in any business activities. Section 3.30 of the Company Disclosure Schedule also separately identifies all contractual limitations to which the Company or EBRx are subject which limit in a material manner the business operations of the Company or EBRx as a pharmacy benefit management company subsequent to the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.02. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania as required by the BCL. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) of this Section 4.03(a), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity, except (i) for the Required Consents and (ii) when the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.04. Financing. Parent has, or shall have, sufficient funds to pay or cause the Merger Sub to pay the aggregate Merger Consideration in connection with the Merger and consummate the Merger.

SECTION 4.05. Undisclosed Liabilities. Except as and to the extent specifically set forth in Section 4.05 of the disclosure schedule delivered by the Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), to the Parent’s knowledge, Parent does not have any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) which would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or adversely affect the operation of the Company subsequent to the Merger.

SECTION 4.06. Absence of Certain Changes or Events. Since June 30, 2005 through the date hereof, except as and to the extent set forth in Section 4.06 of the Parent Disclosure Schedule, there has not been any event, occurrence, change or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or adversely affect the operation of the Company subsequent to the Merger.

SECTION 4.07. Limitations on Business Activities. Section 4.07 of the Parent Disclosure Schedule identifies all contractual limitations to which Parent or its subsidiaries are subject which would limit in a material manner the business operations of the Company as a pharmacy benefit management company subsequent to the Merger.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01. Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically permitted or required by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the businesses of the Company and the Company Subsidiary shall be conducted only in, and the Company and the Company Subsidiary shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company and the Company Subsidiary shall use their reasonable best efforts to preserve substantially intact its business organization, maintain its rights and keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiary and to preserve the current relationships of the Company and the Company Subsidiary with customers, suppliers, licensors, licensees and other persons with which the Company or the Company Subsidiary has significant business relations.

By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, neither the Company nor the Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Articles of Incorporation or By-Laws or equivalent organizational documents;

(b) (i) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, granting, transfer or encumbrance of, any shares of capital stock of, or other equity interest in, the Company or the Company Subsidiary of any class, or securities convertible into or exchangeable for any shares of such capital stock or other equity interest, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interest or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any phantom interest), of the Company or the Company Subsidiary (ii) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, licensing, guarantee or encumbrance of, any material property or assets of the Company or the Company Subsidiary;

(c) (i) sell, assign, or grant any security interest in and to any item of the Company Owned Intellectual Property or Company Licensed Intellectual Property, in whole or in part, (ii) grant any licenses with respect to any Company Owned Intellectual Property, other than grants of licenses of Company Software to the customers of the Company and the Company Subsidiary to whom the Company and the Company Subsidiary license such Company Software in the ordinary course of their business, (iii) develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Company Owned Intellectual Property, unless such Company Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant satisfactory to Parent protecting against disclosure thereof;

(d) authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or in any other form, with respect to any of its capital stock (other than dividends paid by wholly owned subsidiaries of the Company to the Company or to the Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock, other than a distribution contemplated by Section 6.09;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof of any assets;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible to, the obligations of any person, or make any loans, advances or capital contributions to any person;

(h) enter into any contract that would become a Company Material Contract other than contracts in the ordinary course of business, or modify, amend or terminate any Company Material Contract other than modifications, amendments or terminations in the ordinary course of business consistent with past practice;

(i) make or authorize any capital expenditures, over $10,000 in the aggregate;

(j) issue any options, warrants or other rights to acquire Company Common Stock, amend or change the terms of any options or restricted stock, or reprice options granted under any Company stock option plan or authorize cash payments in exchange for any options granted under any such plans;

(k) (i) increase the compensation payable or to become payable to its directors, officers or employees (except for increases in accordance with past practice and consistent with current budgets in salaries or wages of officers and employees of the Company or the Company Subsidiary), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, the Company Subsidiary or any Former Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, (iii) take any affirmative action to accelerate the vesting of any stock-based compensation, or (iv) hire or retain any person if such person’s aggregate annual compensation is expected to be in excess of $50,000;

(l) settle any material Action other than any settlement which involves the payment of damages that are not material and does not involve injunctive or other equitable relief;

(m) make or revoke any material Tax election, adopt or change any method of Tax accounting, settle any material Tax liabilities or take any action with respect to the computation of Taxes or the preparation of Tax returns that is inconsistent with past practice;

(n) take any action, other than as required by GAAP, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

(o) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except any action permissible under Section 6.04 or other action as may be required by applicable Law; or

(p) announce an intention to authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

SECTION 5.02. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Information Statement. (a) The Company has prepared an information statement (the “Information Statement”) relating to the Company Stockholders’ Meeting to be held in connection with the Merger and the other transactions contemplated by this Agreement, including the Former Subsidiaries Distribution which was mailed to Company shareholders on November 18, 2005. Additionally, the ESOP Trustees (through an Independent Fiduciary appointed by the Company) prepared an ESOP Information Statement relating to the effect on the ESOP of the Merger and other transactions contemplated in this Agreement, which was mailed to ESOP participants on November 18, 2005. The Company provided a draft of the Information Statement to the Parent prior to its mailing to shareholders to which the Parent did not object.

(b) No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent (such approval not to be unreasonably withheld or delayed).

(c) To the Company’s knowledge, the information supplied by the Company for inclusion in the Information Statement and ESOP Information Statement shall not, at (i) the time the Information Statement and ESOP Information Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (ii) the time of the Company Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, the Company Subsidiary or any Former Subsidiary or any of their respective officers or directors, that should be set forth in an amendment or a supplement to the Information Statement and ESOP Information Statement should be discovered by the Company, the Company shall promptly inform Parent.

SECTION 6.02. Company Stockholders’ Meeting. The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger and this Agreement and the Former Subsidiaries Distribution, and the Company shall use its reasonable best efforts to hold the Company Stockholders’ Meeting as soon as practicable. Without limiting the generality of the foregoing, the Company agrees that it shall continue to be obligated to call and hold a meeting pursuant to the first sentence of this Section 6.02 even if the withdrawal or modification in any adverse manner of its approval or recommendation of this Agreement is permitted under Section 6.04(d).

SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall (and shall cause its subsidiaries to): (i) provide to Parent (and to the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (together, “Representatives”) of Parent) access, at reasonable times upon prior notice, to its officers, employees, agents, properties, offices and other facilities and to its books and records; and (ii) furnish promptly to Parent such information concerning its business, properties, contracts, assets, liabilities, personnel and other aspects as Parent or its Representatives may reasonably request.

(b) Parent shall comply with, and shall cause its Representatives to comply with, all of their obligations under the Confidentiality Agreement (the “Confidentiality Agreement”) between the Company and Parent. All information obtained by Parent pursuant to paragraph (a) above shall be subject to the Confidentiality Agreement.

SECTION 6.04. No Solicitation of Transactions. (a) None of the Company, the Company Subsidiary or any of the Former Subsidiaries shall, directly or indirectly, take (nor shall the Company authorize or permit its Representatives or, to the extent within the Company’s control, other affiliates to take) any action to (i) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal (as defined in Section 6.04(c)), (ii) enter into any letter of intent, term sheet or other agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company Stockholders’ Approval, the Board of Directors of the Company determines in good faith, based on the advice of outside counsel, that it is necessary to do so to discharge properly its fiduciary duties to stockholders, the Company may, in response to a Superior Proposal (as defined below) and subject to such party’s compliance with Section 6.04(b), (A) furnish information with respect to the Company and the Company Subsidiary to the person making such Superior Proposal pursuant to a customary confidentiality agreement the terms of which are no less favorable to the Company than the terms of the Confidentiality Agreement and (B) participate in discussions with respect to such Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.04(a) by any Representative of the Company shall be deemed to be a breach of this Section 6.04(a) by the Company. The Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information furnished on behalf of the Company be returned.

(b) The Company shall as promptly as practicable communicate to Parent orally and in writing any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such negotiations or discussions being sought to be initiated with it. The Company shall (i) keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal.

(c) “Acquisition Proposal” means any offer or proposal concerning any (i) merger, consolidation, business combination or similar transaction involving the Company or the Company Subsidiary, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or the Company Subsidiary representing 10% or more of the assets of the Company or the Company Subsidiary, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities ) of the Company or the Company Subsidiary or (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding voting capital stock of the Company. “Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, its subsidiaries, Representatives or other affiliates and which, in the good faith judgment of the Company’s Board of Directors, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, is reasonably likely to result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

(d) Neither the Company nor the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or such committee of the adoption and approval of the Merger and the matters to be considered at the Company Stockholders’ Meeting, (ii) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 6.04 shall prohibit the Company (A) from taking and disclosing to its stockholders a position contemplated by rule 14d-9 or rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, based on the advice of outside counsel, failure to so disclose would result in a violation of applicable Law, or (B) in the event that a Superior Proposal is made, from withdrawing or modifying its recommendation of the Merger no earlier than two business days following written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement, including, without limitation, Section 6.02.

SECTION 6.05. Directors’ and Officers’ Insurance. (a) For a period of three years after the Effective Time, the Surviving Corporation or the Parent shall use its reasonable best efforts to maintain in effect the current directors’ and officers’ liability insurance policies maintained by the Company or provide a policy providing comparable coverage, amounts and terms and conditions for the officers and directors currently covered by the Company’s existing policy with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05 more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be approximately $35,000 per year in the aggregate).

(b) In the event the Surviving Corporation or any successors thereof (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the obligations set forth in this Section 6.05.

SECTION 6.06. Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain the Required Consents and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are necessary to obtain the Required Consents; provided, however, that nothing in this Section 6.06(a) shall require Parent to agree to (A) the imposition of any conditions or (B) the requirement of any divestiture other than as set forth in this Agreement. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the Company’s undertakings in this Section 6.06(a), the Company agrees to act promptly to obtain the consent of the Insurance Regulatory Authorities under any law, rule or regulation enforced or promulgated by any such Insurance Regulatory Authority to the Former Subsidiaries Distribution at or prior to the Closing so that all of the Company’s right, title and interest in and to any entity subject to Insurance Regulatory Authorities has been effected.

(b) (i) The Company shall give any notices to third parties, and use its reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time.

(ii) In the event that the Company shall fail to obtain any third party consent described in clause (i) above, the Company shall use its reasonable best efforts, and shall take any such actions reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

(c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or the Former Subsidiaries Distribution (ii) seeking to restrain or prohibit the consummation of the Merger or the Former Subsidiaries Distribution or otherwise limiting the right of Parent or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its subsidiaries, or (iii) which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.07. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements and any broadly distributed internal communications with respect to the transactions contemplated by this Agreement, including the Merger and the Former Subsidiaries Distribution, and shall not issue any such press release or make any such public statement or broadly distributed internal communications prior to such consultation, except as either party may in good faith determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq and except for any discussions with rating agencies.

SECTION 6.08. Certain Employee Benefits Matters. At or prior to the Effective Date, the Company shall take all necessary actions to transfer sponsorship of all benefit plans, including without limitation, group hospitalization, medical, life and disability insurance plans and defined contribution plans, thrift plans, severance plans and any other employee benefit plans to the Former Subsidiaries Holding Company. Except as otherwise provided herein, the employees of the Surviving Corporation will continue to participate in the Former Subsidiaries Holding Company’s group hospitalization, medical, life and disability insurance plans, defined contribution plans, thrift plans, severance plans and similar plans, as currently provided by the Former Subsidiaries Holding Company until such time as Parent shall include the employees of the Surviving Corporation in the Parent’s employee benefit plans, which shall be accomplished as soon as practical after the Effective Time at which time such employees will participate in the Parent’s employee benefit plans in which similarly situated employees of Parent participate (giving effect to years of service with the Former Subsidiaries Holding Company as if such service were with Parent for purposes of eligibility and vesting but not for benefit accrual purposes, except as regards to vacation, provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit); provided, however, that the Former Subsidiaries Holding Company’s plans shall not include the ESOP or the Profit Sharing Plan, which will be terminated before the Effective Time in accordance with Sections 6.14 and 6.17 of this Agreement. The Former Subsidiaries Holding Company understands that the participation of Surviving Corporation’s employees in its plans may cause such plans to be “multiple employer plans” as defined in Section 413(c) of the Code.

SECTION 6.09. Former Subsidiaries Distribution. (a) The Company agrees to (i) divest all of its business operations, other than currently conducted through the Company Subsidiary, (ii) divest the Former Subsidiaries, and (iii) eliminate any and all obligations and liabilities related to such divested operations and subsidiaries. The Company will establish a new subsidiary (the “Former Subsidiaries Holding Company”), which will acquire the Company’s ownership interest in the Former Subsidiaries. The Company will distribute to its shareholders all of the outstanding stock of the Former Subsidiaries Holding Company owned by the Company (the “Former Subsidiaries Distribution”) on or prior to the Closing Date.

(b) In connection with the Former Subsidiaries Distribution, the Company shall, and shall cause each Former Subsidiary (and the Former Subsidiaries Holding Company) to, terminate, repay or transfer to the Former Subsidiaries Holding Company, as the case may be, all contracts, agreements, commitments or other instruments between the Company and each Former Subsidiary (and the Former Subsidiaries Holding Company), including without limitation all contracts, agreements, commitments or other instruments relating to indebtedness for borrowed money, and any indemnification, contribution or support obligations, and specifically including the contract between the Company and Capital Health Plan, Inc. by which the Company provides services to Capital Health Plan, Inc. but not including the (i) “Transitional Services Agreement” attached hereto as Exhibit D, (ii) presently existing business relationships between the Company Subsidiary and the Former Subsidiaries, which are in the normal and ordinary course of business of the Company Subsidiary, and (iii) repayment of accounts payable by the Company or the Company Subsidiary which are set forth on the Pro Forma Balance Sheet. The Company agrees that it will enter into a written contract with the Former Subsidiaries Holding Company whereby the Former Subsidiaries Holding Company shall assume all liabilities, obligations and responsibilities of the Company with respect to the Former Subsidiaries other than such liabilities, obligations or responsibilities identified in Section 6.09(b)(i), (ii) and (iii) and shall agree to indemnify the Company for such liabilities, obligations and responsibilities, which specifically include, without limitation the indemnification obligation to Empire Advisors LLC pursuant to the ESOP Delegation, the obligation to file an amendment to the Holding Companies Registration (Form B) with the Pennsylvania Insurance Department by the 15th day of the month subsequent to the transfer of control regarding Capital Health Plans, Inc. and any obligations pertaining to Penn Reinsurance LTD.

(c) The Company agrees that, in connection with the Former Subsidiaries Distribution, it will cause each Former Subsidiary to agree that it will recommend the Company Subsidiary or other subsidiary of the Parent to all of its customers or clients who use or could use the services of a pharmacy benefit management company and will not recommend any other pharmacy benefit management company.

(d) The Parent and Merger Sub agree that as soon as possible after the Effective Time consistent with procedures of the Commonwealth of Pennsylvania, the Surviving Corporation will change its name. Thereafter, the name Managed Care of America, Inc. will not be used by Parent or any subsidiary of Parent and any rights to use such name by the Surviving Corporation shall be conveyed to the Former Subsidiaries Holding Company.

(e) Prior to the Former Subsidiaries Distribution, the Company agrees to cause the Former Subsidiaries Holding Company (or the Former Subsidiaries) to:

(i) agree for a period of three (3) years from and after the Effective Time that none of the Former Subsidiaries Holding Company or the Former Subsidiaries or any of their affiliates shall (i) engage, directly or indirectly, in the business of owning, operating, administering, managing or providing consulting services, financial assistance or any other form of assistance or advice to, a pharmacy benefit management business (whether or not for profit) and/or a pharmacy, including a mail order pharmacy, (whether or not for profit) that competes with the Company or EBRx or any of their Affiliates (including, without limitation, the Parent); or (ii) disrupt or attempt to disrupt, or otherwise interfere with, the relationship, contractual or otherwise, between the Company or EBRx or any of its Affiliates (including, without limitation, the Parent) on the one hand, and any of their respective customers, suppliers, health care providers or employees, on the other hand.

(ii) agree to provide any requisite notices to affected employees under the WARN Act and to comply with any other State and Federal labor laws if it terminates the employment of any employees; and

SECTION 6.10. Intentionally Omitted.

SECTION 6.11. Conduct of Business Subsequent to the Merger. (a) The Parent agrees that from the Effective Time through December 31, 2006, the business of the Company Subsidiary shall be conducted as required in the Determination of Contingent Additional Consideration, Exhibit C hereto.

SECTION 6.12. Shareholder Representatives. The Company designates Charles E. Davidson and Phyllis Shehab as the “Shareholder Representatives,” on behalf of the Company to act on behalf of the shareholders other than the ESOP and designates Empire Advisors, LLC as the “Shareholder Representative” on behalf of the Company to act on behalf of the ESOP with respect to the rights granted to the Shareholder Representatives in Sections 2.02 and 2.03 of this Agreement and Exhibit C of this Agreement. In the event that the Shareholder Representatives do not reach unanimous agreement, the decision of Empire Advisors, LLC shall control.

SECTION 6.13. Transitional Services Agreement. The Company agrees in connection with the Former Subsidiaries Distribution to cause a “Transitional Services Agreement,” substantially in the form of Exhibit D hereto to be entered into with the Surviving Corporation, on the Closing Date, by the Former Subsidiaries Holding Company.

SECTION 6.14. Prior to the Effective Time, the Company shall take all necessary actions to terminate the ESOP and transfer sponsorship to the Former Subsidiaries Holding Company. Additionally, the unallocated shares attributable to ESOP Loan quarterly repayments that occurred following the May 31, 2005 allocation shall be allocated to ESOP participants in accordance with the terms of the ESOP plan document. At or prior to the Effective Time, if requested by the Parent, the Company shall clarify or amend the provisions in Article IV of the ESOP describing the allocation of funds realized by the ESOP from a merger or sale of the Company prior to terminating the ESOP in order to conform such provisions to changes in Law and applicable IRS guidance; provided, however, that no such clarification or amendment shall have an adverse financial effect on any ESOP participants. Subject to the terms of the ESOP and applicable Law, (i) the Merger Consideration received by the ESOP Trustee(s) in connection with the Merger with respect to the unallocated Company Shares shall first be applied to the full repayment of the loan from the Company to the ESOP (the “ESOP Loan”); (ii) the balance of the unallocated Company Shares shall be allocated as earnings to the accounts of all ESOP participants and beneficiaries, in accordance with the ESOP’s terms and conditions in effect as of the termination date, to the maximum extent permitted under the Code and applicable law; (iii) the accounts of all participants and beneficiaries in the ESOP as of the date of termination shall become fully vested as of the ESOP termination date in accordance with the ESOP’s terms and conditions in effect as of the termination date, to the maximum extent permitted under the Code and applicable law; (iv) as soon as practicable after the date hereof, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP; and (v) as soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS (provided, however, that if the ESOP Trustees so elect, as soon as practicable following the payment of any Contingent Additional Consideration, if later), the account balances in the ESOP shall be: (A) distributed to participants and beneficiaries; (B) transferred to an eligible individual retirement account designated by the ESOP participants and beneficiaries; or (C) transferred to another qualified defined contribution plan or other “eligible retirement plan” as defined under the Code. Prior to the Effective Time, the Company and, following the Effective Time, the Former Subsidiaries Holding Company shall use their respective reasonable best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the IRS as a condition to its issuance of a favorable determination letter). The Former Subsidiaries Holding Company will adopt such additional amendments to the ESOP as may be reasonably required by the IRS subsequent to the Effective Time as a condition to granting such favorable determination and termination letters provided that such amendments do not substantially change the terms outlined herein or would result in an additional material liability to the Former Subsidiaries Holding Company. Neither the Company nor the Former Subsidiaries Holding Company shall make any distributions from the ESOP except as may be permitted or required by applicable Law until receipt of such favorable determination letter (provided, however, that if the ESOP Trustees so elect, as soon as practicable following the payment of any Contingent Additional Consideration, if later). Without the prior written approval of the Parent, prior to the Effective Time, no prepayments shall be made on the ESOP Loan; provided, however, that regular contributions to the ESOP and payments on the ESOP Loan may be made consistent with past practices on the regularly scheduled payment dates.

SECTION 6.15. Tax Matters.

(a) Responsibility for Filing Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company and the Company Subsidiary that are required to be filed after the Effective Time. The Company shall permit the Shareholder Representatives to review and comment on, prior to the time of filing, each such Tax return which covers a period (or portion of a period) prior to the Effective Time, and shall make such revisions to such Tax returns as are reasonably requested by the Shareholder Representatives.

(b) Cooperation on Tax Matters. The Company and the Former Subsidiary Holding Company shall cooperate fully, and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns pursuant to this Section 6.15 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation on any material provided hereunder. The Company and the Former Subsidiaries Holding Company agree (A) to retain all books and records with respect to Tax matters pertinent to the Company, the Company Subsidiary and the Former Subsidiaries relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by the Company or the Former Subsidiaries Holding Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such records and, if the other Party so requests, the Company or the Former Subsidiaries Holding Company, as the case may be, shall allow the other Party to take possession of such books and records. The Company and the Former Subsidiaries Holding Company further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 and all Treasury regulations promulgated thereunder.

SECTION 6.16. Cooperation After Closing. The parties to this Agreement shall cooperate to effectuate the orderly transfer and assignment of leases, contracts, etc. and to otherwise implement this Agreement.

SECTION 6.17. Termination of Profit Sharing Plan. Prior to the Effective Time, the Company shall take all necessary actions to terminate the Managed Care of America, Inc. Profit Sharing Plan (the “Profit Sharing Plan”). In conjunction with the termination of the Profit Sharing Plan (i) the accounts of all Profit Sharing Plan participants and beneficiaries in the Profit Sharing Plan as of the date of termination shall become fully vested as of the Profit Sharing Plan termination date in accordance with the Profit Sharing Plan’s terms and conditions as of the Profit Sharing Plan termination date; (ii) as soon as practicable after the date hereof, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Profit Sharing Plan; and (iii) as soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination of the Profit Sharing Plan from the IRS, at the direction of the Profit Sharing Plan participants, the account balances in the Profit Sharing Plan shall be: (A) distributed to participants and beneficiaries; (B) transferred to an eligible individual retirement account designated by the Profit Sharing Plan participants and beneficiaries, or (C) transferred to another qualified defined contribution plan or other “eligible retirement plan” as defined under the Code. Prior to the Effective Time, the Company and, following the Effective Time, the Former Subsidiaries Holding Company shall use their respective reasonable best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the Profit Sharing Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter). The Former Subsidiaries Holding Company will adopt such additional amendments to the Profit Sharing Plan as may be reasonably required by the IRS subsequent to the Effective Time as a condition to granting such favorable determination and termination letters provided that such amendments do not substantially change the terms outlined herein or would result in an additional material liability to the Former Subsidiaries Holding Company. Neither the Company nor the Former Subsidiaries Holding Company shall make any distributions from the Profit Sharing Plan except as may be permitted or required by applicable Law until receipt of such favorable determination letter.

SECTION 6.18. 401(k) Plan. Prior to the Effective Time, the Company shall take all necessary actions to transfer sponsorship of the Managed Care of America, Inc. 401(k) Plan (the “401(k) Plan”) to the Former Subsidiary Holding Company.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Company Stockholders’ Approval. The Company Stockholders’ Approval shall have been obtained.

(b) No Order. No Governmental Entity, nor any court of competent jurisdiction or arbitrator, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award (whether temporary, preliminary or permanent) (collectively, “Order”) that is in effect, pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or any other transactions contemplated by this Agreement.

(c) Antitrust Waiting Periods. Any waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company and the Company Subsidiary contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true in all respects as of the date hereof and as of the Effective Time, or as of such particular date, as the case may be), and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(b) Agreements and Covenants. (i) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect; and

(ii) The Voting Agreement, and the Stock Purchase and Stockholders Agreement shall remain in force and effect.

(c) Consents. All filings required to be made prior to the Closing with, and all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents from third parties under any Company Material Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained.

(d) Material Adverse Effect. There shall have been no circumstance, event, occurrence, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect since the date of this Agreement.

(e) Actions. No Action shall have been brought and remain pending by any Governmental Entity or other person, entity or group that (i) seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or (ii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f) Dissenting Shares. The aggregate number of Dissenting Shares shall constitute less than 18% of all shares of Company Common Stock as of the date of the Company Stockholders’ Meeting.

(g) Former Subsidiaries Distribution. The Former Subsidiaries Distribution and the termination of the ESOP and transfer of its sponsorship and the transfer or termination of other employee benefit plans shall have been effected to the reasonable satisfaction of the Parent.

(h) Legal Opinion. Reed Smith LLP, counsel to the Company, shall have delivered an Opinion to Parent with respect to the valid authorization and approval of the Merger and the Former Subsidiaries Distribution.

SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of the date hereof and as of such date (provided that any representation or warranty that is qualified by materiality shall be true in all respects as of the Effective Time, or as of such particular date, as the case may be), and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, as follows:

(a) by mutual consent of Parent and the Company;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, the failure of the Merger to occur on or before such date;

(c) by either Parent or the Company, if there shall be any Order of a Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided that the provisions of this Section 8.01(c) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, such Order;

(d) by Parent if (i) the Board of Directors of the Company withholds, withdraws, modifies or changes the Company Board Approval in a manner adverse to Parent, or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Superior Proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Proposal, (iii) the Company shall have failed to include the Company Board Approval in the Information Statement, (iv) the Company’s Board of Directors fails to reaffirm its recommendation in favor of the approval of the Merger and this Agreement at the Company Stockholders’ Meeting or within five business days after Parent requests in writing that such recommendation be reaffirmed, (v) the Company shall have breached its obligations under Section 6.04 or (vi) a tender offer or exchange offer for 20% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(e) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders’ Meeting;

(f) by Parent upon a failure to satisfy a condition set forth in Section 7.02(b), (c), (d), (e), (f), (g) or (h) or upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) would not be satisfied; provided, however, that if such breach is curable by the Company through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.01(f); or

(g) by the Company upon a failure to satisfy a condition set forth in Section 7.03(b) or (c) or a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case in such a way that the conditions set forth in Section 7.03(a) would not be satisfied; provided, however, that if such breach is curable by Parent and Merger Sub through the exercise of their respective reasonable best efforts and for as long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.01(g).

SECTION 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Section 10.05; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05. Expenses. Except as set forth in Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. All Expenses of the Company, which shall be reflected in the balance sheet prepared under Section 2.02(c), shall be paid by the Parent or Merger Sub at Closing. “Expenses”, as used in this Agreement, shall include, without limitation, all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates including the ESOP to the extent the sponsor has responsibility for payment of its expenses) incurred or accrued by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Information Statement, the solicitation of shareholder approvals (including, without limitation, any advertising expenses), any filings relating to the Required Consents or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

SECTION 8.06. Fees. (a) The Company agrees to pay to Parent (such payment to be made prior to the occurrence of any event described in clause (x) or (y) thereof in the case of termination by the Company pursuant to clause (ii) below or within two business days of a request from Parent in the case of termination by Parent pursuant to clause (i) or (ii) below) a fee equal to $1,000,000 (the “Fee”) if:

(i) Parent terminates this Agreement pursuant to Section 8.01(d); or

(ii) (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(e), and (B) the Company has received Fairness Opinions in form and substance satisfactory to the Board of Directors of the Company, and (C) prior to the time of such termination an Acquisition Proposal had been made, and (D) on or prior to the twelve month anniversary of the termination of this Agreement the Company or any of its subsidiaries or affiliates (x) enters into an agreement or letter of intent (or if the Company’s Board of Directors resolves or announces an intention to do so) with respect to any Acquisition Proposal with any person, entity or group or (y) consummates any transaction pursuant to an Acquisition Proposal with any person, entity or group.

(b) In the event that the Company shall fail to pay the Fee or any Expenses when due, the Company shall reimburse Parent for all Expenses incurred or accrued by Parent in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Fee and Expenses, commencing on the date that such Fee or Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Prime Rate, plus 1.00%.

ARTICLE IX

SURVIVAL

SECTION 9.01. Survival of Representation and Warranties. The representations and warranties contained in this Agreement, which are made as of the date hereof and as of the Effective Time, except as otherwise provided in any such representation and warranty, and to the extent they are true and correct as of such dates would not be affected by facts or circumstances after the Effective Time which would make them not true and correct only as of a date subsequent to the Effective Time, shall not be extinguished by the Closing but shall survive for a period of eighteen months following the Closing Date; provided that:

(i) the representations and warranties contained in the first sentence of Section 3.01 with respect to the Company and the Company Subsidiary, and Sections 3.03 and 3.04 and 3.26 shall survive the Closing Date without limitation;

(ii) the representations and warranties obtained in Section 3.16 shall survive for a period of six years following the Closing Date; and

(iii) the representations and warranties contained in Section 3.20 shall terminate ninety days following the expiration of the applicable statute of limitations with respect to the assertion of any claim in respect thereof by any Governmental Entity or other party.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Parent or Merger Sub:

HealthExtras, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

Facsimile No.: (301) 548-2992

Attention: Corporate Secretary

with a copy to:

Muldoon Murphy & Aguggia LLP

5101 Wisconsin Avenue, N.W.

Washington, D.C. 20016

Facsimile No.: (202) 966-9409

Attention: Thomas J. Haggerty

if to the Company:

Managed Care of America, Inc.

820 Parish Street

Pittsburgh, Pennsylvania 15220

Facsimile No.: (412) 922-3071

Attention: Phyllis Shehab

with a copy to:

Reed Smith LLP

P.O. Box 2009

435 Sixth Avenue

Pittsburgh, Pennsylvania 15230

Facsimile No.: (412) 288-3063

Attention: David L. DeNinno

SECTION 10.02. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign its rights (but not its obligations) to a wholly owned subsidiary of Parent without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.05 (the “Third Party Provisions”), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

SECTION 10.03. Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a specified person means a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person;

(b) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in The City of New York;

(c) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(d) “knowledge” means the actual knowledge of any executive officer (determined in accordance with rule 16a-1(f) under the Exchange Act), after due inquiry;

(e) “Material Adverse Effect” means any circumstance, event, occurrence, change or effect that materially and adversely affects the business, operations, properties, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities) or results of operations of the Company and the Company Subsidiary taken as a whole;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, or political subdivision, agency or instrumentality of a government;

(g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation partnership, joint venture or other legal entity;

(h) “$” or “dollar” means a United States dollar.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05. Remedies. (a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(b) After the Closing, the right to assert “Claims” under Section 3 of the “Determination of Contingent Additional Consideration” attached as Exhibit C to this Agreement shall be the exclusive remedy (except in the case of fraud) of Parent and Merger Sub for breach of any provision of this Agreement, including without limitation the representations and warranties made herein or in connection herewith. Accordingly, any liability of the Company or its shareholders shall be limited in the aggregate to the amount of the Contingent Additional Consideration. Notwithstanding anything to the contrary herein or in Exhibit C, no Claims shall be reimbursable to Parent or Merger Sub until, and only to the extent that, the aggregate amount of such Claims exceeds $100,000.

SECTION 10.06. Governing Law; Forum. Except to the extent that the Merger is mandatorily governed by the BCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the United States District Court for the District of Delaware. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Delaware in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action in relation to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the United States District Court for the District of Delaware.

SECTION 10.07. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.09. Entire Agreement. This Agreement, including Exhibits to this Agreement, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

SECTION 10.10. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed by their officers thereunto duly authorized as of the date first written above.

HEALTHEXTRAS, INC.

By:
	Name:	Michael P. Donovan
	Title:	Chief Financial Officer

HCEM CORP.

By:
	Name:	Michael P. Donovan
	Title:	Executive Vice President, Chief Financial Officer and Director

MANAGED CARE OF AMERICA, INC.

By:
	Name:	Phyllis Shehab
	Title:	Chief Executive Officer and Director

EXHIBIT C

Determination of Contingent Additional Consideration

The Contingent Additional Consideration provided for by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 6, 2005, among HealthExtras, Inc., and HCEM Corp., and Managed Care of America, Inc. to which this Determination of Contingent Additional Consideration (this “Determination”) is attached as Exhibit C, shall be determined and distributed as provided by this Determination. In accordance with Section 6.12 of the Merger Agreement, the Shareholder Representatives have been designated by the Company prior to the Merger pursuant to the Merger Agreement to have the responsibility vested in them pursuant to this Determination with respect to the Contingent Additional Consideration possibly payable to the shareholders of the Company as of the Effective Time of the Merger entitled to receive Merger Consideration pursuant to Section 2.01 of the Merger Agreement (the “Entitled Persons”). Capitalized terms used in this Determination without definition shall have the respective meanings given to them in the Merger Agreement.

SECTION 1. Payment of Contingent Additional Consideration. (a) If the “EBRx Requirements”, as set forth in Section 2 hereof, are satisfied, the Parent or the Surviving Corporation will distribute, to the Entitled Persons the Contingent Additional Consideration, if any, multiplied by the number of shares of Company Common Stock for which such person was entitled to Cash Merger Consideration, in accordance with the provisions of Section 4 hereof.

(b) The amount of “Contingent Additional Consideration,” if any, assuming satisfaction of the EBRx Requirements, is:

(i)	$3,000,000 minus (a) the amount of any Claims, as defined in Section 3 hereof and (b) the Representative Expenses as defined in paragraph (c) below;

(ii)	divided by the number of issued and outstanding shares of Company Common Stock as of the Effective Time which are entitled to Merger Consideration.

(c) Prior to the distribution of any Contingent Additional Consideration, the Shareholder Representatives shall be entitled to receive reimbursement from the amount otherwise to be distributed under this Determination for any fees and expenses incurred in connection with the performance of their duties under this Determination, including those fees incurred under Section 2(c) (the “Representative Expenses”). Parent (or the Surviving Corporation) shall reimburse such Representative Expenses directly to the Shareholder Representatives immediately prior to the distribution of any Contingent Additional Consideration to the extent such Representative Expenses are less than $3,000,000 minus the amount of any Claims, as defined in Section 3 hereof.

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SECTION 2. EBRx Requirements.

(a) The “EBRx Requirements” shall be satisfied if the following criteria are achieved as of December 31, 2006 based on financial statements of EBRx as of and for the twelve months then ended, which financial statements shall be prepared on or before January 31, 2007 (the “Requirement Calculation Date”):

(i)	EBRx, Inc. (“EBRx”) still has at least four of its top eight clients (“Top Eight Clients”) under contract and neither the Company nor any Shareholder Representative has been notified in writing or orally that any such remaining Top Eight Client intends to terminate or significantly revise its contractual relation with EBRx in a manner adverse to EBRx (but excluding a contractual change that would transition any such client to the EBRx transparent pricing model) such that after such transition EBRx would no longer have at least four of its Top Eight Clients. The Top Eight Clients are to be determined based on the calendar year 2005 gross margin (in a dollar amount) of EBRx derived from revenues earned in the ordinary course of EBRx’s business through recurring transactions, with such gross margin to be calculated in the same manner as reflected in the EBRx historical financial statements excluding the client identified as UPM; and

(ii)	(A) The combined “Gross Margin Dollars” of EBRx from all clients over the twelve-month period ending December 31, 2006 is greater than 110% of the combined Gross Margin Dollars of EBRx from all clients over the twelve-month period ending December 31, 2005; and either (B) at least four of the Top Eight Clients have, individually, Gross Margin Dollars for the twelve-month period ending December 31, 2006 greater than 60% of its corresponding individual Gross Margin Dollars for the corresponding twelve-month period ending December 31, 2005; or EBRx’s combined Gross Margin Dollars for the twelve-month period ending December 31, 2006 from all clients is greater than 120% of EBRx’s combined Gross Margin Dollars from all clients for the twelve-month period ending December 31, 2005. Gross Margin Dollars means (i) the revenues attributable to client billings, including without limitation all amounts related to prescription drugs, charges, fees and other amounts, related to prescription drugs in the ordinary course of EBRx’s business, less (ii) payments due to pharmacies, broker commissions, rebate expense, access fees and transaction fees plus (iii) rebates earned net of amounts due to clients.

(b) In the event that as of September 30, 2006 EBRx has (x) satisfied subsection (a)(i) above and (y) achieved a multiple of 140% of the Gross Margin Dollars targets detailed in subsection (a)(ii) as calculated on an annualized basis based upon the nine-month period then ended, then the EBRx Requirements shall be deemed satisfied as of September 30, 2006. These calculations shall be based on financial statements for EBRx for the nine-month period ended September 30, 2006 which shall be prepared on or before October 15, 2006. If the EBRx Requirements are deemed satisfied pursuant to this subsection (b), the “Requirement Calculation

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Date” referenced in this Determination shall refer to the date such financial statements are delivered (which in no event shall be later than October 15, 2006) in lieu of its definition in subsection (a).

(c) On or prior to 5 days after the Requirement Calculation Date, Parent or the Surviving Corporation or EBRx shall notify the Shareholder Representatives whether the EBRx Requirements have been satisfied as of the Requirement Calculation Date and provide the calculation of the EBRx Requirements (the “Requirement Date Calculation Notice”). If within 15 days of receiving such notice, Shareholder Representatives provide notice to Parent and the Surviving Corporation that they disagree with Parent’s determination whether the EBRx Requirements have been satisfied, then Parent and the Shareholder Representatives shall submit the dispute to McKeever Varga and Associates, independent accountants (the “Independent Accountants”) that have historically audited the books and records of EBRx in conjunction with its independent audit of the Company. If the issue of whether the EBRx Requirements have been satisfied is submitted to the Independent Accountants for resolution then, (i) the Shareholder Representatives and Parent shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the dispute as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the dispute and to discuss the dispute with the Independent Accountants; and (ii) the Independent Accountants shall determine whether the EBRx Requirement has been satisfied and set forth such determination in a notice (the “Independent Accountant Determination Notice”) to be delivered to the Shareholder Representatives and the Parent within 10 days of the submission to the Independent Accountants of the dispute. Such determination by the Independent Accountant shall be final, binding and conclusive on the parties. Each of the Parent and the Shareholder Representatives will bear one-half of the fees and expenses for the Independent Accountant and all costs and fees incurred by such person in connection with submitting the dispute to the Independent Accountants; provided that, if the Independent Accountant determines that the EBRx Requirements have been satisfied, then Parent shall pay all of the fees and expenses for the Independent Accountant and the Shareholder Representatives’ reasonable expenses and fees.

SECTION 3. Claims.

(a) From time to time on or before the Requirement Calculation Date, Parent (or the Surviving Corporation) may give notice (a “Claim Notice”) to the Shareholder Representatives specifying in reasonable detail the nature and the dollar (or estimated maximum dollar) amount of any claim (a “Claim”) for Losses (as defined below) suffered or incurred by Parent (or the Surviving Corporation) as a result of, or with respect to (i) any breach or inaccuracy of any representation or warranty set forth in the Merger Agreement and (ii) any breach of or noncompliance by the Company with any covenant or agreement of the Company contained in the Merger Agreement. Parent (or the Surviving Corporation) may make more than one Claim with respect to any underlying state of facts. If, at the time Parent delivers a Claim Notice, Parent is able to identify, in its discretion, the dollar amount of the Claim, the Claim is a “Quantifiable Claim”, and if the Parent is unable, in its sole discretion, to specifically quantify at

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that time the dollar amount of the Claim that Parent has as a result of the facts underlying such Claim, the Claim is a “Non-quantifiable Claim”, in which case the Parent shall provide an estimated maximum amount of such Nonquantifiable Claim in the Claim Notice.

(b) “Loss” shall mean any loss, damage, liability, cost or expense including, without limitation, any interest, fine, penalty, criminal or civil judgment or settlement, court costs, reasonable attorneys’ and expert witnesses’ fees, reasonable accountants’ fees, disbursements and expenses, and any indemnification or similar payments required to be made to officers, directors, employees or agents under duly enacted charter provisions or bylaws, board resolutions or undertakings, commitments or other understandings or under applicable corporate law, together with interest thereon from the later of the Closing Date and the date suffered or incurred.

SECTION 4. Payment Procedure. Parent (or the Surviving Corporation) shall distribute the Contingent Additional Consideration (if the EBRx Requirements are satisfied) to the Entitled Persons as follows:

(a) If no Claim Notice is delivered by Parent (or the Surviving Corporation), the Contingent Additional Consideration shall be distributed within 10 days after a determination that the EBRx Requirement has been satisfied either by the Parent’s determination or the Independent Accountant Determination Notice;

(b) If a Claim Notice is delivered by Parent (or the Surviving Corporation), the Parent (or the Surviving Corporation) shall make a distribution, on the same date as a distribution would be made pursuant to paragraph (a) above, to the extent, if any, that the Contingent Additional Consideration (which is an amount after giving effect to the reduction required by Quantifiable Claims) exceeds the estimated maximum amount of any Non-Quantifiable Claims, if there is any such excess;

(c) If there is a Non-Quantifiable Claim, when the Parent (or Surviving Corporation) is reasonably able, in its discretion, to determine the amount of the Claim, the Parent (or the Surviving Corporation) shall give a “Revised Claim Notice” to the Shareholder Representatives. As promptly as possible thereafter, the Parent (or Surviving Corporation) shall make a distribution of any remaining Contingent Additional Consideration (after previous distributions and the amount of such Claim) to the extent, if any, that such Contingent Additional Consideration exceeds the estimated maximum amount of any other remaining Non-Quantifiable Claims.

SECTION 5. Conduct of Business of the Company Subsidiary. Except as provided below, from the Effective Time until the earlier of March 30, 2007 or the payment of all amounts due and owing pursuant to Stock Purchase and Stockholder Agreement: (i) The business of EBRx shall be conducted in the ordinary course of its business and in a manner consistent with past practices, and the current management will be permitted to continue to operate EBRx in a manner materially consistent with past practices, subject to the reasonable limitations that Parent

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may modify or terminate such authority in order to prevent or remedy illegal acts or omissions, or other behavior reasonably interpreted as inappropriate in the industry; (ii) The Parent and the Company Subsidiary will use their reasonable best efforts to preserve and promote the business of EBRx; and (iii) Parent will consult with the management of EBRx regarding the operations of EBRx and expansion of its business on a regular basis and will not reject the recommendations of the management of EBRx without a reasonable basis.

SECTION 6. Benefit of Parties. All of the terms and provisions of this Determination shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. The rights and obligations under this Determination shall not be assignable by Parent (or the Surviving Corporation) or the Shareholder Representatives, but their rights and obligations may be assumed by their respective legal successors.

SECTION 7. Cooperation. Each party will cooperate with and assist the other party in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

SECTION 8. Notices. All notices, Consents, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail (with confirmation by the transmitting equipment); or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

SECTION 9. Withholding. The Parent or the Surviving Corporation shall be entitled to deduct and withhold from the Contingent Additional Consideration otherwise payable to any person pursuant to this Determination such amounts as it is required to deduct and withhold under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by the Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Determination and the Merger Agreement as having been paid to the person entitled to the Contingent Additional Consideration in respect of which such deduction and withholding were made by the Parent or Surviving Corporation, as the case may be.

Shareholder Representatives:

Attention: Shareholder Representatives of Managed Care of America, Inc.

820 Parish Street

Pittsburgh, PA 15220

Facsimile No.: 412-922-3071

Attention: President of MCOA

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Parent:

HealthExtras, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

Facsimile No.: (301) 548-2992

Attention: Corporate Secretary

with a copy to:

Muldoon Murphy & Aguggia LLP

5101 Wisconsin Avenue, N.W.

Washington, D.C. 20016

Facsimile No.: (202) 966-9409

Attention: Thomas J. Haggerty

SECTION 9. Jurisdiction; Service Of Process. This Determination as part of the Merger Agreement shall be governed by Section 10.06 of the Merger Agreement.

SECTION 10. Paragraph Headings, Construction. The headings of paragraphs in this Determination are provided for convenience only and will not affect its construction or interpretation.

SECTION 11. Governing Law. This Determination as part of the Merger Agreement shall be governed by the laws of the State of Delaware without regard to conflicts of law principles that would require the application of any other Law.

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The parties acknowledge this Determination to constitute Exhibit C to the Merger Agreement.

HEALTHEXTRAS, INC.

By:
Name:	Michael P. Donovan
Title:	Chief Financial Officer

HCEM CORP.

By:
Name:	Michael P. Donovan
Title:	Executive Vice President, Chief Financial Officer and Director

MANAGED CARE OF AMERICA, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVES:

Charles E. Davidson

Phyllis Shehab

Empire Advisors, LLC

By:
Name:
Title:

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